(d)(1)(ii)

March 6, 2015

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, between Voya Equity Trust (“VET”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual investment management fee for Voya Large Cap Value Fund (the “Fund”), a series of VET, effective as of the close of business on March 6, 2015, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the additional breakpoints to the annual investment management fee for the Fund, is attached hereto.

Please signify your acceptance to the additional breakpoints to the annual investment management fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Equity Trust
ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

Voya Large Cap Value Fund	Close of business on March 6, 2015	0.65% on the first $1 billion; 0.625% on the next $1 billion; 0.60% on the next $1 billion; 0.575% on the next $1 billion; and 0.55% thereafter

Voya MidCap Opportunities Fund	January 1, 2015	0.75% on the first $1 billion; 0.70% on the next $500 million; 0.65% on the next $500 million; and 0.60% thereafter

Voya Multi-Manager Mid Cap Value Fund	November 18, 2014	0.70% on all assets

Voya Real Estate Fund	November 18, 2014	0.70% on all assets

Voya SmallCap Opportunities Fund	November 18, 2014	0.90% on the first $250 million; 0.80% on the next $250 million; and 0.75% on the assets in excess of $500 million